UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 26, 2010
BankAtlantic Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Florida	001-13133	65-0507804

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 West Cypress Creek Road,
Ft. Lauderdale, Florida	33309

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 954-940-5000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
     As previously reported, BankAtlantic Bancorp, Inc. (the “Company”) has been advised that The Bank of New York Mellon, as trustee under an indenture of Preferred Term Securities IX, Inc. (“PreTSL IX”), was delivered consents from the holders of in excess of 66 2/3% of the most-senior classes of notes issued by PreTSL IX. These consents direct the trustee to accept the Company’s cash offer to purchase, and consent solicitation relating to, $25.2 million aggregate principal amount of the Fixed/Floating Rate Capital Securities of BBC Capital Statutory Trust X (the “Offer”) held by PreTSL IX.
     The Bank of New York Mellon has advised the Company that it will not accept the Offer without receiving a greater percentage of consents. We disagree with The Bank of New York Mellon’s interpretation and believe that the consents received exceed the threshold required by the indenture of PreTSL IX to authorize the trustee to accept the Offer. On April 26, 2010, the Company filed a lawsuit in the Circuit Court in Broward County, Florida seeking a declaratory judgment and order from the Court directing The Bank of New York Mellon, as trustee, and without any liability to the holders of any class of notes issued by PreTSL IX, to act on the direction received to accept the Company’s Offer. There is no assurance that we will succeed in the litigation and be in a position to consummate the Offer in accordance with and subject to the terms of the Offer.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2010	BANKATLANTIC BANCORP, INC.
	By:	/s/ Valerie C. Toalson
Valerie C. Toalson,
Executive Vice President - Chief Financial Officer